Exhibit 10.1
MASTER CRUDE OIL PURCHASE AND SALE AGREEMENT
     THIS MASTER CRUDE OIL PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 26, 2009, is made and entered into by and between CALUMET SHREVEPORT FUELS, LLC, an Indiana limited liability company (“Customer”), and LEGACY RESOURCES CO., L.P., an Indiana limited partnership (“Supplier"). Each of Customer and Supplier is sometimes referred to hereinafter individually as a "Party” and they are collectively referred to as the “Parties.”
RECITALS:
     WHEREAS, Customer owns and operates a refinery in Shreveport, Louisiana (the “Refinery”) for the processing and refining of crude oil into specialty lubricating oils and other refined products;
     WHEREAS, Supplier is able to obtain certain crude oil from various supply sources, and Supplier desires to resell such crude oil to Customer and can provide to Customer attractive trade credit terms for such sales; and
     WHEREAS, in order to meet the inventory requirements of the Refinery, Customer desires to enter into an arrangement pursuant to which it shall purchase from Supplier, and Supplier shall sell and supply to Customer, crude oil from time to time.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
     1. Defined Terms. Unless otherwise provided to the contrary in this Agreement, capitalized terms used in this Agreement shall have the following meanings:
     “AAA” has the meaning specified in Section 17(a).
     “AAA Rules” has the meaning specified in Section 17(a).
     “Agreement” has the meaning specified in the Preamble.
     “Arbitration Panel” has the meaning specified in Section 17(b).
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.
     “Claiming Party” has the meaning specified in Section 12(a).
     “Confirmation” has the meaning set forth therefor in Section 4(a).
     “Customer” has the meaning specified in the Preamble.

     “Default Rate” means an annual rate of interest equal to fifteen percent (15%) per annum.
     “Dispute” has the meaning specified in Section 17(a).
     “Effective Date” has the meaning specified in Section 2.
     “Force Majeure” means an event or circumstance that prevents a Party from performing its obligations under this Agreement, which event or circumstance (a) was not anticipated as of the Effective Date, (b) is not within the reasonable control of, or the result of the negligence of, such Party, and (c) by the exercise of due diligence, such Party is unable to overcome or avoid or cause to be avoided, and shall include strikes, lockouts, labor disturbances, acts of the public enemy, wars, blockades, insurrections, riots, acts of God, epidemics, landslides, lightning, earthquakes, fires, violent storms, floods, washouts, environmental catastrophes, civil disturbances, explosions, breakdown of necessary equipment, acts or failures to act on the part of any Governmental Authority (including inability to obtain governmental permits), failure of utility services, sabotage, or any other similar causes.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Party” and “Parties” has the meaning specified in the Preamble.
     “Raw Material” has the meaning specified in Section 4.
     “Raw Material Price” means the price per barrel of Raw Material charged by Supplier to Customer pursuant to a Confirmation.
     “Refinery” has the meaning specified in the Recitals, including any offsite storage locations owned by the Customer.
     “Shipping Point” means the entrance to the Exxon Mobil pipeline in St. James, Louisiana.
     “Supplier” has the meaning specified in the Preamble.
     “Termination Notice” has the meaning specified in Section 10(b).
     2. Effectiveness. This Agreement shall be binding on the Parties and effective as of 12:01 a.m., Houston, Texas time, on January 26, 2009 (the “Effective Date”).
     3. Term. The term of this Agreement shall commence on the Effective Date and shall terminate at such time as terminated by either Party in accordance with Section 10.
     4. Purpose; Trade Terms.
     (a) Supplier shall obtain, sell, supply and deliver to Customer, and Customer shall receive and purchase from Supplier, crude oil of such grades and specifications as the Parties may agree upon from time to time (the “Raw Material”), on and subject to the terms and conditions of this Agreement. Supplier and Customer shall enter into such purchase and sale order confirmations to evidence such sales and purchases from time to time as Supplier and Customer may agree upon (each a “Confirmation”). Until Customer and Supplier execute and deliver to one another a Confirmation, neither Party shall be obligated to buy from or sell to the other any Raw Material, but such Confirmation shall evidence a binding agreement for the sale of the Raw Material further described therein on the terms set forth herein and therein.
     (b) Supplier shall sell Raw Material to Customer on the open account terms as may be agreed upon by both Parties from time to time, provided that until otherwise agreed in writing, the terms shall be net thirty (30) days from date of delivery to the Shipping Point.
     5. Contract Price. Customer shall pay Supplier, for each barrel of Raw Material delivered for sale by Supplier at the Shipping Point, an amount expressed in U.S. Dollars and determined from time to time by the Parties and set forth in the relevant Confirmation. Adjustments to the pricing for Raw Materials sold during a calendar month and having the required specifications shall be made by the Parties to reflect for all such Raw Materials the monthly average prices of Raw Materials having such specifications purchased by Suppler and sold to Customer during such month. Payment shall be made in accordance with the procedures established in Section 9. The purchase price for Raw Material shall include a premium determined by Supplier and agreed to by Parties, as set forth either in the relevant Confirmation or as set forth on Schedule 5(a) from time to time. Neither of the Parties is obligated to agree to a price or a premium, and if there is no such agreement then neither Party shall be obligated to effect the purchase or sale contemplated in connection therewith.
     6. Scheduling; Transportation.
     (a) Orders and Scheduling. Prior to the beginning of each calendar month, the Customer shall nominate to Supplier the amount and specifications for Raw Material that Customer wishes to purchase for the upcoming month. If the Parties agree on the price, quantity, specifications, credit and other terms for all or a portion of such month’s requested shipments, the Parties shall set forth such agreement in a Confirmation. Supplier shall have the right to source Raw Material from any producer of crude oil selected by Supplier in its sole discretion, provided that such Raw Material meets the specifications set forth in the relevant Confirmation.
     (b) Transportation and Storage of Raw Material. Supplier shall be solely responsible for transportation of the Raw Material until such time as the Raw Material is delivered to Customer in accordance with the terms hereof. Supplier shall, unless otherwise agreed in a Confirmation, purchase Raw Material at the Shipping Point and cause it to be delivered to Customer at the Shipping Point or such other means and locations as Customer and Supplier shall agree upon in writing from time to time.
     7. Certain Rules of Construction. For purposes of this Agreement and unless the context requires otherwise: (a) the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; (b) “shall” and “will” have equal force and effect; (c) the words “include,” “including,” or “includes” shall be read to be followed by the words “without limitation” or words having similar import; (d) the word “or” will have the inclusive meaning represented by the phrase “and/or”; and (e) unless otherwise specified, time periods within or following which any payment is to be made or action is to be taken or done shall be calculated by excluding the day on which the time period commences but including the day on which the time period ends and by extending the time period to the next Business Day following if the last day of the time period is not a Business Day.

     8. Receipt and Delivery; Title and Risk of Loss.
     (a) Delivery. Supplier shall deliver the Raw Material to Customer free and clear of any mortgages, pledges, liens, charges or other security interests or encumbrances. The Raw Material shall be deemed to have been delivered to Customer at the point where the Raw Material is delivered to the Shipping Point.
     (b) Transportation Costs. Supplier shall arrange and pay for transportation of the Raw Material to the Shipping Point. Customer shall arrange and pay for transportation of the Raw Material from the Shipping Point to the Refinery.
     (c) Transfer of Title; Risk of Loss.
     (i) As between the Parties, Supplier shall be deemed to be in exclusive control and ownership of the Raw Material purchased and sold hereunder up to delivery thereof to Customer at the Shipping Point, and Customer shall be deemed to be in exclusive control and ownership of the Raw Material purchased and sold hereunder at and after the time the Raw Material is delivered at the Shipping Point. Title to and risk of loss related to the Raw Material purchased and sold hereunder shall transfer from Supplier to Customer upon delivery thereof by Supplier at the Shipping Point.
     (ii) Prior to delivery of the Raw Material at the Shipping Point, Customer shall have no rights to or interest therein.
     (d) Taxes. Supplier shall be responsible for all sales, use, excise, ad valorem, and any other taxes, imposed or levied by any Governmental Authority applicable to the Raw Material sold and delivered hereunder up to the sale and delivery thereof to Customer at the Shipping Point. Customer shall be responsible for all sales, use, excise, ad valorem and any other taxes imposed or levied by any Governmental Authority applicable to the Raw Material after the sale and delivery hereunder to Customer at the Shipping Point. Each Party shall be responsible for taxes assessed on its income or operations. Each Party shall indemnify, defend and hold harmless the other Party from and against any and all liability for taxes imposed or levied by any Governmental Authority with respect to the Raw Material sold, delivered and received hereunder that are the responsibility of such Party pursuant to this Section 8(d).
     (e) Insurance. Supplier shall, at its sole expense, be responsible for maintaining insurance coverage on the Raw Material prior to delivery of the Raw Material at the Shipping Point. In no event shall either Supplier or Customer be subrogated to (i) the claims of the other against any insurance provider, or (ii) any other claims otherwise arising hereunder, it being the intention of the parties hereto to waive all subrogation rights that may arise hereunder or in connection with the transactions contemplated herein and relating to insured claims.
     9. Payment Terms.
     (a) Payment. Payments by Customer to Supplier shall be made by wire transfer of immediately available funds (except as otherwise agreed in a Confirmation) as follows:
National City Bank of Indiana
Legacy Resources Co., L.P.
ABA # 074000065
Account # 758163862

     (b) Interest on Late Payments. In the event Customer fails to make a payment when due under the provisions of this Agreement, Customer shall pay interest to Supplier on all such late amounts from the date originally due until paid at the Default Rate.
     10. Termination and Wind Up.
     (a) Notice of Termination. Either Party may terminate this Agreement by delivering to the other Party written notice of termination (a “Termination Notice”).
     (b) Effectiveness of Termination. Termination of this Agreement after a Termination Notice shall be effective immediately after payment is received by Supplier from Customer for any then outstanding purchase orders pursuant to a Confirmation. Upon termination of this Agreement, neither Party shall have any further obligations hereunder except for any obligations to pay sums owed to the other Party in accordance herewith and provided that Section 11 and Sections 13 through 26 shall survive any termination hereof.
     (c) Termination and Windup. If Customer defaults on any obligation under this Agreement, including failure to make payment for Raw Material on a timely basis pursuant to a Confirmation, (i) Customer hereby agrees to indemnify and hold Supplier harmless from any losses, costs, claims, expenses or damages suffered by Supplier as a result of such default, and (ii) Supplier shall have the right without further liability hereunder to terminate this Agreement and any amounts due to Supplier from Customer under the terms of this Agreement shall become immediately due and payable.
     11. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION, AT LAW OR IN EQUITY OR OTHERWISE, EXCEPT PURSUANT TO INDEMNITIES IN THIS AGREEMENT FOR THIRD PARTY CLAIMS (TO THE EXTENT THAT A THIRD PARTY HAS RECOVERED SUCH DAMAGES FROM THE PARTY INDEMNIFIED HEREUNDER). IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE JOINT, SOLE, CONCURRENT, COMPARATIVE OR CONTRIBUTORY FAULT OR NEGLIGENCE, FAULT IMPOSED BY LAW, STRICT LIABILITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY, OR ANY OF ITS REPRESENTATIVES, OFFICERS, AGENTS AND/OR EMPLOYEES.
     12. Force Majeure.
     (a) Declaration of Force Majeure. A Party claiming Force Majeure (the “Claiming Party”) shall give notice and details of the full particulars of the Force Majeure event in writing to the other Party as soon as practicable after the onset of the event or occurrence constituting Force Majeure, and upon giving such notice the Claiming Party shall be excused from performance of its obligations under this Agreement insofar as they are affected by such Force Majeure event (other than the obligation to make payments then due or becoming due with respect to performance under this Agreement prior to the suspension of such Party’s obligations as a result of the Force Majeure event). The Claiming Party shall remedy the cause of the Force Majeure event with all reasonable dispatch.
     (b) Effect on Non-Claiming Party. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to, and to the extent subject to the performance of, the obligations of the Claiming Party that have been excused by reason of the Force Majeure event.
     (c) Mitigation. The Parties shall use commercially reasonable efforts to mitigate any adverse effects of a Force Majeure event; provided, however, that the foregoing shall not require the settlement of labor disputes against the better judgment of the Party having the dispute.
     (d) No Change in Obligations. In no event shall this Section 12 be construed to relieve either Party of any obligation hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligation of such Party.
     13. Confidentiality. The Parties agree that the existence of this Agreement and the discussions contemplated hereby are strictly confidential. Accordingly, neither Party shall make or issue any public statement, announcement or disclosure with respect to the existence or terms of this Agreement without the prior written approval of the other, and the discussions between the Parties shall remain confidential, except to the extent that disclosure is otherwise required by law (including applicable federal and state securities laws, the rules of any applicable stock exchange or judicial process).
     14. Assignability. The rights under this Agreement shall not be assignable or transferable nor shall the obligations and liabilities be delegable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion.
     15. Fees and Expenses. Each Party shall be responsible for its own costs and expenses (including attorneys’ and consultant fees, costs and expenses) incurred in connection with this Agreement.
     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to principles of conflicts of law.
     17. Arbitration.
     (a) Any action, dispute, claim or controversy (a “Dispute”) arising out of or relating to this Agreement which is not resolved by the Parties shall be finally resolved by arbitration pursuant to the procedures of the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) and in accordance with this Section 17, and judgment on the award may be entered in any court having jurisdiction thereof. The seat of the arbitration shall be Houston, Texas.
     (b) The Dispute shall be heard and determined by an arbitration panel consisting of three arbitrators (the “Arbitration Panel”), each of whom shall be independent and impartial. Each party to the Dispute shall, within 30 days after commencement of the arbitration, select one person to act as arbitrator. The two arbitrators so selected shall, within 15 days of their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitration Panel. If a party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within 20 days of their appointment, then that arbitrator shall be selected and appointed in accordance with the AAA Rules. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Arbitration Panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed. The arbitrators shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators.
     (c) The Arbitration Panel shall determine the matters at issue in the Dispute in accordance with the substantive laws of the State of Texas. In the event that there shall be more than one dispute to be arbitrated, the Parties agree that all pending disputes shall be consolidated in the same hearing to the extent feasible.
     (d) The award of the arbitrators shall be in writing, shall state the reasons therefor and shall be deemed final and binding on the parties to the Dispute. In its award, the Arbitration Panel may apportion the costs of arbitration, including fees of the arbitrators, attorneys, and expert witnesses, between or among the parties to the Dispute in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the parties during the proceedings, and the result of the arbitration, including requiring one party to the Dispute to bear all or the majority of such costs and fees.
     18. No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns.
     19. No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, or similar obligation or liability on or with respect to any Party. No Party is or shall act as or be the agent or representative of any other Party.
     20. Construction of Agreement. This Agreement shall be construed without regard to the identity of the Party who drafted the various provisions of the same. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.
     21. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by facsimile and properly addressed as follows:

If to Customer:	Calumet Shreveport Fuels, LLC
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Facsimile: (317) 328-5676
Attention: Vice President & CFO

If to Supplier:	Legacy Resources Co., L.P.
1423 West Causeway Approach
Mandeville, Louisiana 70471
Facsimile: (985) 674-1114
Attention: Mark Smith

With copy to:	Legacy Acquisitions, Inc.
5400 W. 86th St.
Indianapolis, IN 46268
Facsimile: (317) 228-8325
Attention: John Vercruysse, Treasurer

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 21 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five days following deposit with an overnight mail commercial courier service of recognized international standing, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided in this Section 21 given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly by the sender after transmission in writing by certified mail, return receipt requested, or overnight delivery.
     22. Waiver. Failure of any Party to exercise any right given hereunder or to insist upon strict compliance with any term, condition or covenant specified herein, shall not constitute a waiver of either Party’s right to exercise such right or to demand strict compliance with any such term, condition or covenant under this Agreement.
     23. Entire Document; Modification or Amendment. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings, whether written or oral, prior to the date hereof and relating to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.
     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.
     25. Captions. The headings, subheadings and captions used herein are for the convenience of the Parties only and shall not be used to construe the meaning or intent of any provision hereof.
     26. Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced under applicable law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Master Crude Oil Purchase and Sale Agreement as of the date first above written.

CALUMET SHREVEPORT FUELS, LLC

By: Name:	/s/ R. Patrick Murray, II R. Patrick Murray, II
Title:	VP & CFO

LEGACY RESOURCES CO., L.P.

By: Legacy Acquisitions, Inc., its general partner

By: Name: Title:	/s/ Mark F. Smith Mark F. Smith President

Master Crude Oil Purchase and Sale Agreement
Schedule 5(a)

Raw Material Price	Raw Material Price	Per Barrel
Per Barrel Before	Per Barrel Before	Premium to be
Premium is Equal to	Premium is Less	Added to Raw
or Greater than	than or Equal to	Material Price
$10.00	$11.99	$0.1375
$12.00	$13.99	$0.1625
$14.00	$15.99	$0.1875
$16.00	$17.99	$0.2125
$18.00	$19.99	$0.2375
$20.00	$21.99	$0.2625
$22.00	$23.99	$0.2875
$24.00	$25.99	$0.3125
$26.00	$27.99	$0.3375
$28.00	$29.99	$0.3625
$30.00	$31.99	$0.3875
$32.00	$33.99	$0.4125
$34.00	$35.99	$0.4375
$36.00	$37.99	$0.4625
$38.00	$39.99	$0.4875
$40.00	$41.99	$0.5125
$42.00	$43.99	$0.5375
$44.00	$45.99	$0.5625
$46.00	$47.99	$0.5875
$48.00	$49.99	$0.6125
$50.00	$51.99	$0.6375
$52.00	$53.99	$0.6625
$54.00	$55.99	$0.6875
$56.00	$57.99	$0.7125
$58.00	$59.99	$0.7375
$60.00	$61.99	$0.7625
$62.00	$63.99	$0.7875
$64.00	$65.99	$0.8125
$66.00	$67.99	$0.8375
$68.00	$69.99	$0.8625
$70.00	$71.99	$0.8875
$72.00	$73.99	$0.9125
$74.00	$75.99	$0.9375
$76.00	$77.99	$0.9625
$78.00	$79.99	$0.9875
$80.00	$81.99	$1.0125
$82.00	$83.99	$1.0375
$84.00	$85.99	$1.0625
$86.00	$87.99	$1.0875
$88.00	$89.99	$1.1125
$90.00	$91.99	$1.1375
$92.00	$93.99	$1.1625
$94.00	$95.99	$1.1875
$96.00	$97.99	$1.2125
$98.00	$99.99	$1.2375